EXHIBIT 10.40

SECOND AMENDMENT TO

RETENTION AGREEMENT

This SECOND AMENDMENT TO RETENTION AGREEMENT (the “Second Amendment”) is dated as of December 22, 2008 between CheckFree Corporation, a Delaware corporation (the “Company”) and Michael Gianoni (“Employee”).

WHEREAS, Employee and Company have previously entered into that certain Retention Agreement dated as of July 27, 2007, and amended as of August 2, 2007 (the “Agreement”); and

WHEREAS, the parties desire to enter into this Second Amendment to revise the terms of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder (“Section 409A”);

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 11(b) is hereby amended in its entirety to read as follows:

(b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Employee at the same time as the Company pays to the Employee the Severance Payment, provided, however, if prior to such date the Employee is required to remit the Excise Tax to the Internal Revenue Service, then upon written notice by the Employee to the Company, the Company shall promptly reimburse the Employee for the Gross-Up Payment attributable to such Excise Tax payment (but based upon Employee’s actual rate of taxation), but no later than December 31 of the year after the year in which Employee remits the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Employee thereafter is required to remit any Excise Tax to the Internal Revenue Service, the Accounting

Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee, but no later than December 31 of the year after the year in which Employee remits the Excise Tax.

2. Section 11(c) is hereby amended in its entirety to read as follows:

(c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall promptly reimburse the amount of such payment to Employee within 10 business days after delivery of the Employee’s written notice to the Company that he has made such payment accompanied with such evidence of payment as the Company may reasonably require, but no later than

December 31 of the year after the year in which Employee makes such payment, and the Company shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such reimbursement or with respect to any imputed income with respect to such reimbursement; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

3. Section 11(d) is hereby amended in its entirety to read as follows:

(d) If, after the receipt by Employee of a reimbursement by the Company with respect to payment of any claim made by the Employee at the direction of the Company pursuant to Section 11(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of a reimbursement by the Company with respect to payment of any claim made by the Employee at the direction of the Company pursuant to Section 11(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such reimbursement shall not be required to be repaid and the amount of such reimbursement shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Except as otherwise provided herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment, or have caused this Second Amendment to be executed and delivered, to be effective as of the date first written above.

CHECKFREE CORPORATION

By:	/s/ Thomas J. Hirsch
	Name:	Thomas J. Hirsch
	Title:	CFO

EMPLOYEE

By:	/s/ Michael P. Gianoni

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